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                                                                 Exhibit 4(d)(3)

Date:       September 24, 2002

To:         State Street Bank and Trust Company of Connecticut, National
            Association

From:       Credit Suisse First Boston International

Subject:    CLASS G ABOVE CAP LIQUIDITY FACILITY CONFIRMATION



                           REFERENCE NUMBER: 522620007

Ladies and Gentlemen:

      The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Interest Rate Cap Transaction entered into on the Trade Date referred to in Paragraph 2 below (the "Transaction") between Credit Suisse First Boston International ("Party A") and State Street Bank and Trust Company of Connecticut, National Association in its capacity as Subordination Agent on behalf of the Trustee under the Pass Through Trust Agreement dated as of March 21, 2002 between State Street Bank and Trust Company of Connecticut, National Association, and American Airlines, Inc., as supplemented by the Trust Supplement No. 2002-1G dated as of September 24, 2002 ("Party B"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

1. The definitions and provisions contained in the 2000 ISDA Definitions and Annex to the 2000 ISDA Definitions (June 2000 Version) as published by the International Swaps and Derivatives Association, Inc. (as so supplemented, the "Definitions") are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. References herein to a "Transaction" shall be deemed to be references to a "Swap Transaction" for the purposes of the Definitions.

      This Confirmation supplements, forms a part of, and is subject to the 1992 ISDA Master Agreement (Multicurrency - Cross Border) including the Schedule thereto, dated as of September 24, 2002 as amended and supplemented from time to time (collectively, the "Agreement"), between us. All provisions contained in the Agreement govern this Confirmation except as modified below. In the event of any inconsistency between the Agreement and this Confirmation, this Confirmation will govern. Capitalized terms not otherwise defined in the Agreement or this Confirmation shall have the meanings ascribed to them in the Intercreditor Agreement dated as of September 24, 2002 among State Street Bank and Trust Company of Connecticut, National Association, as Trustee under the American Airlines Pass Through Trust 2002-1G, American Airlines Pass Through Trust 2002-1C, and American Airlines Pass Through Trust 2002-1D, WestLB AG, New York Branch, as Class G and Class C Primary Liquidity Provider, Party A as Class G Above-Cap Liquidity Provider, Party B as Subordination Agent, and MBIA Insurance Corporation as Policy Provider (the "Intercreditor Agreement"). The Agreement and each Confirmation will be governed by and construed in accordance with the laws of the State of New York.

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      Each of Party A and Party B represents to the other that it has entered into this Transaction in reliance upon such independent accounting, regulatory, legal, tax and financial advice as it deems necessary and not upon any view expressed by the other.

2. Party A and Party B by this Confirmation are entering into a Transaction (the "Above Cap Liquidity Facility") that provides an irrevocable interest rate cap. The terms of the Above Cap Liquidity Facility are as follows:

General Terms:
     Transaction Type:          Interest Rate Cap Transaction

     Notional Amount:           The Pool Balance for the Class G Certificates
                                from time to time. The Notional Amount as of any Floating Rate Payer Payment Date shall be determined before giving effect to any distributions on such Certificates on such Floating Rate Payer Payment Date.

     Trade Date:                September 24, 2002

     Effective Date:            September 24, 2002

     Termination                Date: The first Business Day following the
                                earlier of (i) March 23, 2009 and (ii) the date upon which the Pool Balance of the Class G
                                Certificates equals zero.

     Currency Unit:             USD

     Business Day Convention:   Following

Fixed Amounts:

     Fixed Amount Payer:        Party B

     Fixed Amount Payer
     Payment Date:              September 24, 2002

     Fixed Amount:              As set forth in a separate letter agreement
                                between Party A and Party B.
Floating Amounts:

     Floating Rate Payer:       Party A

     Floating Amount:           On each Floating Rate Payer Payment Date on
                                which the Floating Rate Option exceeds the Cap
                                Rate, the Floating Amount shall be calculated as follows:

                                (i) in the event that the Interest Shortfall (as defined in Paragraph 5 below) is equal to zero, the Floating Amount shall equal zero;


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                                (ii) in the event that there is a non-zero
                                Interest Shortfall and at least one of the following is true: (x) the Available Amount under the Class G Primary Liquidity Facility (before giving effect to any Interest Drawing to be made on such Payment Date) is greater than zero, (y) the amount on deposit in the Class G Primary Cash Collateral Account (before giving effect to any withdrawals to be made from such account on such Payment Date) is greater than zero, or (z) the amount on deposit in the Above-Cap Account (before giving effect to any withdrawals to be made from such account on such Payment Date) is greater than zero, the Floating Amount shall equal the Above-Cap Payment (as defined in the Intercreditor Agreement) for such date; and

                                (iii) in the event that there is a non-zero
                                Interest Shortfall and none of the statements in clauses (ii)(x), (ii)(y) and (ii)(z) above are true, the Floating Amount shall equal zero.

     Period End Dates:          Each March 23, June 23, September 23, and
                                December 23, commencing on December 23, 2002 and ending on the Termination Date, subject to adjustment in accordance with the Following
                                Business Day Convention.

     Floating Rate Payer        Each day that is a Period End Date and any
     Payment Dates:             Special Distribution Date under and as defined
                                in the Intercreditor Agreement not coinciding with a Period End Date on which a distribution of interest is, by the terms of the Intercreditor Agreement, to be made on the Class
                                G Certificates.

     Floating Rate Option: USD-LIBOR-BBA; provided, that, if the relevant rate does not appear on the Telerate Page 3750, the rate shall be "LIBOR" as determined by the Reference Agent under Section 6(b)(ii) of the Reference Agency Agreement.

     Cap Rate:                  8.19%

     Designated Maturity:       3 months, including the initial Calculation
                                Period

     Spread:                    None

     Floating Rate Day Count
     Fraction:                  Actual/360

     Reset Dates:               The first day of the relevant Calculation
                                Period.

     Compounding:               Inapplicable

     Notice: Party B shall, on or before 10:30 a.m. (New York time) on each Floating Rate Payer Payment Date, provide Party A with notice of the then-current Pool Balance and the then-current Interest Shortfall, if any, together with, if such a shortfall exists, the


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                                certificate referred to in the final sentence of
                                Section 3.06(a) of the Intercreditor Agreement.


3.    Role of Party A; Role of Calculation Agent

      (i) Party B acknowledges that: (a) in connection with this Transaction and this Agreement, Party A has acted in the capacity of an arm's-length contractual counterparty and not as its financial advisor or fiduciary; and (b) in exercising its rights or performing any of its duties under this Agreement, Party A will act as principal and not as a fiduciary of Party B.

      (ii) Whenever the Calculation Agent is required to act or exercise judgment in any way, it will do so in good faith and in a commercially reasonable manner. The calculations and determinations of the Calculation Agent shall be made in accordance with terms of this Confirmation having regard in each case to the criteria stipulated herein.

4.    Additional Termination Event

      It will be an Additional Termination Event with respect to Party A if the relevant rating of Party A issued by any Rating Agency is lower than the applicable Threshold Rating ("Credit Downgrade"). In the event of a Credit Downgrade, Party A may, within ten days but no later than the Termination Date, at its own expense, arrange for one or more Replacement Above-Cap Liquidity Providers to enter into and deliver to Party B a Replacement Above-Cap Liquidity Facility for the Above-Cap Liquidity Facility. If Party A does not arrange for such replacement and if this Above-Cap Liquidity Facility has not otherwise been replaced by American Airlines, Inc. (at the expense of American Airlines, Inc.) in accordance with the terms of Section 3.06(c)(ii) of the Intercreditor Agreement, such 10th day (or if such 10th day is not a Business Day, the next succeeding Business Day) shall be deemed to be an "Early Termination Date" and Party A shall make a termination payment to Party B in accordance with Part 1(j) of the Schedule to the Agreement. Party A shall be the sole Affected Party with respect to this Additional Termination Event.

5.    Additional Definitions

      For the purposes of this Confirmation, the following terms shall have the meanings set forth below:

      "Business Day" and "Local Business Day" mean, with respect to the Transaction set forth in this Confirmation, "Business Day" as defined in the Intercreditor Agreement for all purposes under the Agreement.

      "Interest Shortfall" means, on any Floating Rate Payer Payment Date, the additional amount required in order for Party B to have sufficient funds to pay interest (calculated at the applicable Stated Interest Rate) due on any Class G Certificates, after giving effect to the provisions of the Intercreditor Agreement (but without regard to drawings under the Class G Primary Liquidity Facility or withdrawals from the Class G Primary Cash Collateral Account or Above-Cap Account).


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6.    Payments

      Party A hereby irrevocably instructs Party B to make any payment due to Party A directly to the account specified below in the name of Party A. Party B hereby irrevocably instructs Party A to make any payments of Floating Amounts and any Termination Amount due to Party B directly to the account(s) specified below in the name of Party B. All payments by Party A of Floating Amounts and any Termination Amount due to Party B shall be made prior to 4:00 p.m. (New York City time) on the date such payment is due without set-off, deduction, withholding, netting, or any other reduction.

7.    Account Details

Payments to Party A:    Credit Suisse First Boston
                        Bank of New York
                        SWIFT IRVTUS3N
                        For favor Credit Suisse First Boston International,
                        London
                        Account Number:   8900360968

Payments to Party B:    State Street Bank and Trust Company
                        ABA Number: 011 0000 28
                        DDA Number: 9903-990-1
                        Reference: Amer. Air 2002-1 #131360-002
                        Attention: May Tran

8.    Offices

      The Office of Party A for the Transaction is its office at the address specified for notices to it in the Schedule to the Agreement. The Office of Party B for the Transaction is its office at the address specified for notices to it in the Schedule to the Agreement.

      Party A has entered into this transaction as principal. The time at which the above transaction was executed will be notified to Party B on request.

9.    Counterparts

      This Confirmation may be executed in any number of counterparts and by each party hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Confirmation.


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      Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

                              Yours sincerely,

                              CREDIT SUISSE FIRST BOSTON INTERNATIONAL

                              By:    /s/ Lisa F. Lindblom
                                     --------------------------------

                              Name:  Lisa F. Lindblom
                              Title: Vice President





Confirmed as of the date first written above:

STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION in its capacity as Subordination Agent on behalf of the Trustee under the Class G Trust Agreement

By: /s/ Alison D.B. Nadeau
    ----------------------

Name:   Alison D.B. Nadeau
Title:  Vice President


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